Exhibit 1

Stratus Technologies Bermuda Holdings Ltd. Cumberland House, 9th Floor One Victoria Street Hamilton HM 11, Bermuda

Siris Capital Group Completes the Acquisition of Stratus

Technologies for Approximately $352 million

Hamilton, Bermuda April 28, 2014 – Stratus Technologies, the leading provider of availability solutions, today announced the completion of its acquisition by an affiliate of Siris Capital Group, LLC, in a transaction valued at approximately $352 million. The transaction was initially announced on March 31, 2014.

“Our new ownership structure will enable us to continue to invest in our existing solutions while accelerating our next-generation software and cloud businesses,” said Dave Laurello, President and CEO, Stratus Technologies. “Going forward, our customers and partners will continue to experience the same dedication to innovation, customer service and support that they have come to expect from Stratus.”

“Stratus has great technology, great customers and great people,” said Dan Moloney, Siris Capital Executive Partner. “Our investment will give Stratus the financial stability to continue to invest in and deliver the world-class products and services their customers rely on and further their position as the global market leader of availability solutions.”

As a result of the transaction, Stratus and certain of its affiliates intend to file certifications with the Securities and Exchange Commission of the termination of their respective duties to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, and intend to cease filing such reports thereafter.

Jefferies LLC served as exclusive financial advisor to Stratus and Gibson Dunn & Crutcher LLP acted as legal counsel to Stratus. Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc. acted as M&A advisors to Siris and Simpson Thacher & Bartlett LLP acted as legal advisor to Siris.

Forward-Looking Statements: This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). When used in this press release, statements containing the words “believe”, “expect”, “anticipate”, “contemplate”, “estimate”, “intend”, “plan”, “project”, “seek” and similar expressions identify forward-looking statements. Such statements relate to future events and implicate risks, uncertainties and other factors both known and unknown which, should they materialize (or should underlying assumptions or estimates prove incorrect), may cause actual results to vary materially from the forward-looking statements made. These risks, uncertainties and other factors include the following, as well as others discussed in the filings of Stratus Technologies Bermuda Holdings Ltd. with the Securities

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and Exchange Commission: uncertainties associated with the proposed acquisition of Stratus by an affiliate of Siris; the anticipated timing of filings and approvals relating to the proposed acquisition; the expected timing of completion of the proposed acquisition; the ability of third parties to fulfill their obligations relating to the proposed acquisition, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed acquisition; and general and regional economic conditions and industry trends and competition. Forward-looking statements are based on the beliefs of management and are not guarantees of future performance. Any forward-looking statements in this press release are made as of the date hereof, and Stratus undertakes no duty to update further such forward-looking statements, whether as a result of new information, future events or otherwise.

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About Stratus Technologies

Stratus Technologies is the leading provider of infrastructure based solutions that keep applications running continuously in today’s always-on world. Stratus enables rapid deployment of always-on infrastructures, from enterprise servers to clouds, without any changes to applications. Stratus’ flexible solutions – software, platform and services – prevent downtime before it occurs and ensure uninterrupted performance of essential business operations. www.stratus.com

About Siris Capital Group

Siris is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies in North America. Siris, coupled with its active limited partner co-investment program, targets complex, special situations from $250 million to $1 billion. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work exclusively with Siris to identify, validate and operate investment opportunities. Their significant involvement allows Siris to focus on complex, special situations; typically businesses caught in the midst of a technology transition, which creates operational, strategic, and financial challenges. www.siriscapital.com

Contacts:

Stratus Technologies

Investor Relations Robert C. Laufer Senior Vice President, CFO Stratus Technologies 978-461-7343 bob.laufer@stratus.com	Press & Industry Analysts Sally Bate Director Corporate & Marketing Communications Stratus Technologies 978-461-7518 sally.bate@stratus.com

Siris Capital Group

Philip Lo

Director

Siris Capital Group

212 231 0096

lo@siriscapital.com

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